UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: September 30, 2024

(Date of earliest event reported)

Phillips 66

(Exact name of registrant as specified in its charter)

Delaware	001-35349	45-3779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard

Houston, Texas 77042

(Address of principal executive offices and zip code)

(832) 765-3010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.01 par value	PSX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2024, Phillips 66 Company (the “Company”), a wholly-owned subsidiary of Phillips 66, entered into a 364-day, $500 million accounts receivable securitization facility (the “Facility”) pursuant to (i) a Sale and Contribution Agreement (the “Sale and Contribution Agreement”) among the Company, as an originator (together with the other originators from time to time party thereto, the “Originators”), and Phillips 66 Receivables LLC, a bankruptcy-remote special purpose entity that is a direct wholly-owned subsidiary of the Company (the “SPE”), as buyer, and (ii) a Receivables Purchase and Financing Agreement (the “Receivables Purchase and Financing Agreement” and, together with the Sale and Contribution Agreement, the “Agreements”) among the SPE, the Company, as servicer (the “Servicer”), the purchaser/lenders that are parties thereto from time to time (collectively, the “Purchaser/Lenders”), and PNC Bank, National Association, as administrative agent (the “Administrative Agent” and, together with the other parties to which the SPE may owe obligations from time to time under the Receivables Purchase and Financing Agreement, the “Secured Parties”), and PNC Capital Markets LLC, as structuring agent. The obligations of the Originators and the Servicer under the Agreements and the related transaction documents are guaranteed by Phillips 66.

Under the Sale and Contribution Agreement, each Originator has sold or contributed, and will continue to sell or contribute on an ongoing basis, certain of its receivables, together with related security and interests in the proceeds thereof, to the SPE. Under the Receivables Purchase and Financing Agreement, the SPE may borrow and incur indebtedness from, and/or sell receivables to, the Purchaser/Lenders in an amount not to exceed $500 million in the aggregate and will secure its obligations with a pledge of undivided interests in such receivables, together with related security and interests in the proceeds thereof, to the Administrative Agent for the benefit of the Secured Parties.

Amounts outstanding under the Receivables Purchase and Financing Agreement accrue interest based on either the forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York (“SOFR Rate”) for a one month period or the daily SOFR Rate for a period of one month as of the date of incurrence, as selected by the SPE. The Agreements include customary fees, conditions, representations and warranties, indemnification provisions, covenants and events of default. Receivables in the Facility are subject to certain criteria, limits and reserves. Subject in some cases to cure periods, amounts outstanding under the Receivables Purchase and Financing Agreement may be accelerated for typical defaults including, but not limited to, the failure to make when due payments or deposits, capital coverage amount deficiencies, failure to observe or perform any covenant, failure to pay a material judgment, inaccuracy of representations and warranties, certain bankruptcy or ERISA events, a change of control, the occurrence of a termination event under the Sale and Contribution Agreement if certain limits are exceeded for a specified period, for certain defaults or acceleration under material debt, invalidity of security interests or unenforceable transaction documents, or if the consolidated debt-to-capitalization ratio of Phillips 66 and its subsidiaries exceeds limits identical to those in the Company’s revolving credit facility.

As of September 30, 2024, approximately $0 of loans and/or investments were outstanding under the Facility. The Facility is for an initial 364-day term, as may be extended in accordance with the terms of the Receivables Purchase and Financing Agreement.

Certain of the Secured Parties and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, lending and/or commercial banking services to Phillips 66, the Company and their affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing descriptions of the Receivables Purchase and Financing Agreement and the Sale and Contribution Agreement are not complete and are qualified in their entirety by reference to such agreements, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Receivables Purchase and Financing Agreement, dated as of September 30, 2024, among Phillips 66 Receivables LLC, the persons from time to time party thereto as purchaser/lenders, PNC Bank, National Association, as Administrative Agent, Phillips 66 Company, as servicer, and PNC Capital Markets LLC, as structuring agent.

10.2	Sale and Contribution Agreement, dated as of September 30, 2024, between Phillips 66 Company, as an originator, and Phillips 66 Receivables LLC, as buyer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS 66

By:	/s/ Vanessa Allen Sutherland
Name:	Vanessa Allen Sutherland
Title:	Executive Vice President

October 1, 2024